UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 26, 2007

AMERICAN EXPRESS CREDIT CORPORATION
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(Exact Name of Registrant as Specified in Its Charter)

Delaware
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(State or Other Jurisdiction of Incorporation)

1-6908	11-1988350
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(Commission File Number)	(IRS Employer Identification No.)

One Christina Centre, 301 North Walnut Street	19801-2919
Suite 1002, Wilmington, Delaware
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(Address of Principal Executive Offices)	(Zip Code)

(302) 594-3350
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(Registrant's Telephone Number, Including Area Code)

None
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(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On October 26, 2007 American Express Credit Corporation (the “Company”) entered into amended and restated agreements for the sale and purchase of receivables with each of American Express Centurion Bank (“AECB”) and American Express Bank, FSB (“AEBFSB”). The Company, AECB and AEBFSB are each wholly-owned subsidiaries of American Express Travel Related Services Company, Inc., which is a wholly-owned subsidiary of American Express Company.

The agreements provide for the sale of American Express charge card receivables by each of AECB and AEBFSB, issuers of such charge cards, to the Company at purchase prices discounted from the face amount to reflect such factors, if any, as the parties mutually agree will result in a purchase price determined to be the fair market value of the receivables. Amounts resulting from unauthorized or fraudulent charges are not eligible for purchase by the Company. If the unauthorized nature of the charge is discovered after purchase by the Company, the card issuer (AECB or AEBFSB, as the case may be) will make a credit adjustment at the time of a subsequent sale of receivables. The agreements may be terminated at any time by the parties thereto.

This report is being filed regarding these agreements because, due to the increase in charge cards issued by AECB and AEBFSB, the volume of receivables purchased by the Company from those card issuers has increased. Copies of the agreements will be filed with the Company’s Quarterly Report on Form 10-Q for the quarter ending September 30, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATE: November 1, 2007

AMERICAN EXPRESS CREDIT CORPORATION
(REGISTRANT)

By: /s/ Christopher S. Forno
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Name: Christopher S. Forno
Title: President and Chief Executive Officer